Exhibit 10.18

CALIX, INC.

2019 EQUITY INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND
RESTRICTED STOCK UNIT AWARD AGREEMENT
Calix, Inc., a Delaware corporation, (the “Company”), pursuant to its 2019 Equity Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (“Participant”), an award (the “Award”) of restricted stock units (“Restricted Stock Units” or “RSUs”). Each Restricted Stock Unit represents the right to receive one share of Common Stock upon vesting of such Restricted Stock Unit. This award of Restricted Stock Units is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Participant’s Name:
Grant Date:
Grant Number:
Total Number of RSUs:
Vesting Commencement Date:

Vesting Schedule:
By his or her signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understands all provisions of this Grant Notice, the Agreement and the Plan. Additionally, by signing below, Participant agrees that Participant has read, fully understands and agrees to abide by the terms of the Company’s Insider Trading Policy. In addition, by signing below, Participant also agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 2.6 of the Agreement by (i) withholding shares of Common Stock otherwise issuable to Participant upon vesting of the RSUs, (ii) instructing a broker on Participant’s behalf to sell shares of Common Stock otherwise issuable to Participant upon vesting of the RSUs and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by Section 2.6 of the Agreement or the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or relating to the RSUs.

CALIX, INC.:	PARTICIPANT:
By:	By:

<FIRST_NAME> <LAST_NAME>	<FIRST_NAME> <LAST_NAME>
<TITLE>	<ADDRESS_LINE>
<CITY>, <STATE>
<COUNTRY> <ZIPCODE>

EXHIBIT A
TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE
RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (the “Agreement”) is attached, Calix, Inc., a Delaware corporation (the “Company”), has granted to Participant an award of restricted stock units (“Restricted Stock Units” or “RSUs”) under the Company’s 2019 Equity Incentive Award Plan, as amended from time to time (the “Plan”).
ARTICLE I
GENERAL
1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.
1.2    General. Each Restricted Stock Unit shall constitute a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Company’s Common Stock (subject to adjustment as provided in Section 12.2 of the Plan) solely for purposes of the Plan and this Agreement. The Restricted Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Restricted Stock Units vest pursuant to Section 2.3, Section 2.4 or Section 3.2. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind.
1.3    Incorporation of Terms of Plan. RSUs are subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II

GRANT OF RESTRICTED STOCK UNITS
2.1    Grant of RSUs. In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company grants to Participant an award of RSUs as set forth in the Grant Notice.
2.2    Company’s Obligation to Pay. Each RSU has a value equal to the Fair Market Value of a share of Common Stock on the date it becomes vested. Unless and until the RSUs will have vested, Participant will have no right to payment of any such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
2.3    Vesting Schedule. Subject to Section 2.4, the RSUs awarded by the Grant Notice will vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth on the Grant Notice to which this Agreement is attached (the “Vesting Schedule”), subject to Participant’s continued employment or services through such dates, as a condition to the vesting of the applicable installment of the RSU and the rights and benefits under this Agreement. Unless otherwise determined by the Committee, partial employment or service, even if substantial, during any vesting period will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a Termination of Service as provided in Section 2.4 below or under the Plan.
2.4    Change in Control Treatment. In the event the successor corporation in a Change in Control refuses to assume or substitute for the RSUs in accordance with Section 12.2(d) of the Plan, the RSUs will vest as of immediately prior to such Change in Control. In the event the successor corporation in a Change in Control assumes or substitutes for the RSUs in accordance with Section 12.2(d) of the Plan, then if the Participant experiences a Termination of Service by the Company without Cause or a Constructive Termination, in each case, within the twelve (12) month period commencing upon a Change in Control, the RSUs shall vest with respect to one hundred percent (100%) of the shares of Common Stock subject to the RSUs as of immediately prior to such Termination of Service or Constructive Termination.
2.5    Forfeiture, Termination and Cancellation upon Termination of Services. Upon Participant’s Termination of Service for any or no reason, the then-unvested RSUs subject to this Agreement (after giving effect to any accelerated vesting pursuant to Section 2.4) will thereupon be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and Participant, or Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.
2.6    Payment after Vesting.
(a)    As soon as administratively practicable, and, in any event, within sixty (60) days, following the vesting of any Restricted Stock Units pursuant to Section 2.3, Section 2.4 or Section 3.2, the Company shall deliver to the Participant a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its sole discretion) equal to the number of Restricted Stock Units subject to this award that vest on the applicable vesting date, unless such Restricted Stock Units terminate prior to the given vesting date pursuant to Section 2.5. Notwithstanding the foregoing, in the event shares of Common Stock cannot be issued pursuant to Section 2.8(a), (b) or (c) hereof, then the shares of Common Stock shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Committee determines that shares of Common Stock can again be issued in accordance with Sections 2.8(a), (b) and (c) hereof.

(b)     Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to require payment by Participant of any sums required by applicable law to be withheld with respect to the grant of RSUs or the issuance of shares of Common Stock. Such payment shall be made by deduction from other compensation payable to Participant or in such other form of consideration acceptable to the Company which may, in the sole discretion of the Company, include:
(1)    Cash or check;
(2)    Surrender of shares of Common Stock (including, without limitation, shares of Common Stock otherwise issuable under the RSUs) held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the minimum amount required to be withheld by statute; or

(3)    Other property acceptable to the Company in its sole discretion (including, without limitation, through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Common Stock then issuable under the RSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of its withholding obligations; provided that payment of such proceeds is then made to the Company upon settlement of such sale).
The Company shall not be obligated to deliver any new certificate representing shares of Common Stock to Participant or Participant’s legal representative or enter such share of Common Stock in book entry form unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Participant resulting from the grant of the RSUs or the issuance of shares of Common Stock.
2.7    Rights as Stockholder. The holder of the RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, any dividend rights and voting rights, in respect of the RSUs and any shares of Common Stock underlying the RSUs and deliverable hereunder unless and until such shares of Common Stock shall have been actually issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Common Stock are issued, except as provided in Section 12.2 of the Plan.

2.8    Conditions to Delivery of Common Stock. Subject to Section 10.4 of the Plan, the shares of Common Stock deliverable hereunder, or any portion thereof, may be either previously authorized but unissued shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company. Such shares of Common Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Common Stock deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:

(a)    The admission of such shares of Common Stock to listing on all stock exchanges on which such Common Stock is then listed;

(b)    The completion of any registration or other qualification of such shares of Common Stock under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable;

(c)    The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;

(d)    The receipt by the Company of full payment for such shares of Common Stock, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 2.6 hereof; and

(e)    The lapse of such reasonable period of time following the vesting of any Restricted Stock Units as the Committee may from time to time establish for reasons of administrative convenience.

ARTICLE III
OTHER PROVISIONS
3.1    Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the RSUs.
3.2     Adjustments Upon Specified Events. The Committee may accelerate payment and vesting of the Restricted Stock Units in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Common Stock contemplated by Section 12.2 of the Plan (including, without limitation, an extraordinary cash dividend on such Common Stock), the Committee shall make such adjustments the Committee deems appropriate in the number of Restricted Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Restricted Stock Units. The Participant acknowledges that the RSUs are subject to modification and termination in certain events as provided in this Agreement and Section 12.2 of the Plan.
3.3    Grant is Not Transferable. During the lifetime of Participant, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the RSUs, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the RSUs and the rights and privileges conferred hereby immediately will become null and void. Notwithstanding anything herein to the contrary, this Section 3.3 shall not prevent transfers by will or applicable laws of descent and distribution.
3.4    Binding Agreement. Subject to the limitation on the transferability of the RSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
3.5    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at the Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.5, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
3.6    Titles. Titles provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
3.7    Governing Law; Severability. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.8    Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
3.9    Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely effect the RSUs in any material way without the prior written consent of the Participant.
3.10    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Sections 3.2 and 3.3 hereof, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.
3.11    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.12    Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries.
3.14    Section 409A. The RSUs are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Committee determines that the RSUs (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for the RSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
3.15    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

3.16    Data Privacy. Without limiting the generality of any other provision of this Agreement, Section 10.8 (“Data Privacy”) of the Plan is hereby expressly incorporated into this Agreement as if first set forth herein.

3.17    Additional Terms for Participants Providing Services Outside the United States. To the extent the Participant provides services to the Company in a country other than the United States, the RSUs shall be subject to such additional or substitute terms as shall be set forth for such country in Exhibit A-1 attached to this Agreement. If the Participant relocates to one of the countries included in Exhibit A-1 during the life of the RSUs, the special provisions for such country shall apply to the Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. In addition, the Company reserves the right to impose other requirements on the RSUs and the shares of Common Stock issued upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

EXHIBIT A-1
TO RESTRICTED STOCK UNIT AWARD AGREEMENT
ADDITIONAL TERMS AND CONDITIONS BY COUNTRY
Certain capitalized terms used but not defined in this Exhibit A-1 shall have the meanings set forth in the Plan and/or the Agreement.
TERMS AND CONDITIONS
This Exhibit A-1 includes additional terms and conditions that govern any RSUs granted under the Plan if, under applicable law, you are a resident of, are deemed to be a resident of or are working in one of the countries listed below. Furthermore, the additional terms and conditions that govern any RSUs granted hereunder may apply to you if you transfer employment and/or residency to one of the countries listed below and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.
NOTIFICATIONS
This Exhibit A-1 also includes notifications relating to exchange control and other issues of which you should be aware with respect to your participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the countries to which this Exhibit A-1 refers as of May 2019. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the notifications herein as the only source of information relating to the consequences of your participation in the Plan because the information may be outdated when you vest in the RSUs and acquire shares of Common Stock under the Plan, or when you subsequently sell shares of Common Stock acquired under the Plan.
In addition, the notifications are general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. Finally, if you are a citizen or resident of a country other than the one in which you are currently residing and/or working or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you or you may be subject to the provisions of one or more jurisdictions.

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ALL NON-U.S. JURISDICTIONS

NOTIFICATIONS

Insider Trading Restrictions/Market Abuse Laws. You may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions including the United States and your country or your broker’s country, if different, which may affect your ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares (e.g., RSUs) or rights linked to the value of shares during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you place before you possessed inside information. Furthermore you could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  You are responsible for ensuring your compliance with any applicable restrictions and you should speak with your personal legal advisor on this matter.

Foreign Asset/Account, Tax Reporting Information. Your country of residence may have certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends received, or sale proceeds arising from the sale of shares) in a brokerage or bank account outside of your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country within a certain time after receipt. You are responsible for ensuring your compliance with such regulations, and you should speak with your personal legal advisor on this matter.

TERMS AND CONDITIONS

For employment law purposes outside the United States, the RSUs, shares subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including but not limited to for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar mandatory payments.

Neither the Company nor any Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any shares of Common Stock acquired upon settlement.

CANADA

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TERMS AND CONDITIONS
Language Consent.  The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention (« Agreement »), ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Award Payable Only in Shares. The grant of the RSUs does not give you any right to receive a cash payment, and the RSUs are payable in shares of Common Stock only.

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